As filed with the Securities and Exchange Commission on October 25, 2018

Registration No. 333-202434

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Taylor Morrison Home Corporation

(Exact name of registrant as specified in its charter)

Delaware	90-0907433
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification No.)

4900 N. Scottsdale Road, Suite 2000

Scottsdale, AZ 85251

(480) 840-8100

(Address, including zip code, and telephone number, including area code, of Registrant’s Principal Executive Offices)

Darrell C. Sherman, Esq.

Benjamin A. Aronovitch, Esq.

4900 N. Scottsdale Road, Suite 2000

Scottsdale, AZ 85251

(480) 840-8100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

John C. Kennedy, Esq.

Lawrence G. Wee, Esq.

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019-6064

(212) 373-3000

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment No. 1, filed by Taylor Morrison Home Corporation, a Delaware corporation (the “Registrant”), is being filed to deregister all securities of the Registrant that were registered for issuance on the Registration Statement on Form S-3 (No. 333-202434) (the “Registration Statement”), filed by the Registrant, with the U.S. Securities and Exchange Commission (the “Commission”) on March 2, 2015, as amended on April 27, 2015, to deregister all securities of the Registrant that were registered for issuance on the Registration Statement and remain unsold under such Registration Statement.

On October 26, 2018, the Registrant intends to implement an internal holding company reorganization (the “Reorganization”), pursuant to an Agreement and Plan of Merger, to be dated as of October 26, 2018, among the Registrant, Taylor Morrison Homes Corporation, a Delaware corporation and direct, wholly owned subsidiary of the Registrant (the “Successor”), and Second Half 2018 Mergerco Inc., a Delaware corporation (“Merger Sub”), which will result in the Successor owning all of the outstanding capital stock of the Registrant.

The Merger will be conducted pursuant to Section 251(g) of the General Corporation Law of the State of Delaware, which provides for the formation of a holding company without a vote of the stockholders of the constituent corporation. In the Merger, Merger Sub, a direct, wholly owned subsidiary of the Successor and indirect, wholly owned subsidiary of the Registrant, will merge with and into the Registrant, with the Registrant surviving the merger as a direct, wholly owned subsidiary of Successor (the “Merger”). As part of the Reorganization, the Successor will assume the name Taylor Morrison Home Corporation. Upon the completion of the Merger, (i) each outstanding share of the Registrant’s Class A common stock, par value $0.00001 per share, will automatically convert in the Merger into one share of the Successor’s Class A common stock, par value $0.00001 per share, and (ii) each outstanding share of the Registrant’s Class B common stock, par value $0.00001 per share will automatically convert in the Merger into one share of the Successor’s Class B common stock, par value $0.00001 per share, in each case, evidencing the same proportional interests in the Company and having the same designation, rights, powers and preferences, and qualifications, limitations and restrictions as a share of the respective class of the Registrant’s common stock immediately prior to the Merger.

As a result of the Merger, the Registrant will become a direct, wholly owned subsidiary of the Successor, and accordingly, hereby terminates all offers and sales of its securities registered for issuance under the Registration Statement that remain unsold under the Registration Statement as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Scottsdale, State of Arizona, on October 25, 2018.

TAYLOR MORRISON HOME CORPORATION

By:	/s/ Sheryl D. Palmer
Name:	Sheryl D. Palmer
Title:	President and Chief Executive Officer

Pursuant to Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement.